EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-162340 on Form S-3 of our report dated February 25, 2009, relating to the consolidated financial statements of Interline Brands, Inc. and subsidiaries (“Interline”), and the effectiveness of Interline’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Interline Brands, Inc. for the year ended December 26, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Jacksonville, Florida

November 30, 2009